LIMITED LICENSE AGREEMENT

This Limited License Agreement (this "**Agreement**"), effective as of the 20 day of September 2012 (the "**Effective Date**"), is by and between BioZone Pharmaceuticals, Inc. ("**BZNE**"), a Nevada corporation, having its principal place of business 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632, and Nian Wu ("**WU**"), with an address of 103 Sassafras Court, North Brunswick, NJ 08902. As used herein, each of WU and BZNE are referred to individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, BZNE owns certain patent rights as co-invented by Wu and Keller;

WHEREAS, WU, as the co-inventor of the above patented technology, is desirous of retaining a limited non-exclusive user right under certain of such patent rights and technology for the development, manufacture, use, sale, offer for sale, import and export of products for use in connection with certain co- inventions made by WU and Keller; and

WHEREAS, BZNE is willing to grant WU such a license in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Parties, hereby agree as follows:

AGREEMENT

Article 1 – Definitions

1.1 Affiliate. The term "**Affiliate**" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes hereof, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 BZNE Patents. The term "**BZNE Patents**" shall mean the patents and patent applications listed in Exhibit A.

1.3 Covered Product. The term "**Covered Product**" shall mean any pharmaceutical preparation or formulation where the manufacture, use, sale, offer for sale, license or assignment thereof relies in whole or in part on any one or more of the BZNE Patents.

1.4 Net Sales. The term "**Net Sales**" shall mean gross amounts invoiced by a Party and its sublicensees for sales of the Covered Products to customers, less the following: (a) payments made or credits allowed to customers and actually credited to customers for promotional purposes, allowances, rebates, discounts, profit share payments and other usual and customary discounts, including, without limitation, volume and prompt payment discounts, to customers, which are actually received by customers, (b) the

amount of chargebacks, and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments, (c) specific amounts not collectible after reasonable collection efforts, (d) taxes, duties, tariffs, surcharges and other governmental charges paid, absorbed or allowed in connection with the sale, import or export of Covered Products, (e) freight, postage, insurance charges and other transportation costs actually incurred by such Party in connection with transporting the Covered Products, and (f) discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs, all of the foregoing as determined in accordance with generally accepted accounting principles in the U.S. Only sales of Covered Products by either Party to unrelated parties shall be deemed Net Sales hereunder. Sales of Covered Product between Parties, its Affiliates or sublicensees shall be excluded from Net Sales. However, sales of Covered Products by Affiliates or sublicensees to unrelated third parties shall be included as Net Sales as if such sales were made directly by such Party to such unrelated third parties. Net Sales shall not include the distribution from a Party of Covered Products free of charge for use in clinical trials or research.

In the event that a Covered Product is sold in a finished combination package containing such Covered Product packaged together in combination with one or more other products, devices, equipment or components (a "**Combination Product**"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the selling price of the Covered Product if sold separately in finished form and B is the selling price of any other products, equipment or components in the Combination Product if sold separately in finished form provided that the selling price of any Combination Product shall not be less than A+B. In the event that a product containing Covered Product or one or more of such products, equipment or components in the Combination Product are not sold separately, then the parties shall negotiate in good faith a formula for calculating Net Sales for such Combination Product that reflects the respective contributions of the product containing Covered Products and such other products, equipment or components to the overall value of such Combination Product. WU covenants that he (and his Affiliates and sublicensees) will not intentionally manipulate any part of the fraction A/ (A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of Covered Products in combination form or otherwise.

1.5 Territory. The term "**Territory**" shall mean worldwide.

1.6 Valid Claim. The term "**Valid Claim**" shall mean an issued and unexpired claim in a patent within the BZNE Patents, which claim has not been dedicated to the public, disclaimed, canceled, withdrawn, abandoned, revoked, or held invalid or unenforceable by a decision of a court or government agency of competent jurisdiction in an unappealed or unappealable decision.

Article 2 - License Grant

2.1 License for Covered Products. Subject to the terms and conditions of this Agreement, BZNE hereby grants to WU a limited non-exclusive, worldwide, non-transferable (except

as permitted under Sections 2.2) right and license, under the BZNE Patents: (i) to develop, use, make and have made Covered Products within the Territory; and (ii) to market, promote, sell, offer to sell, transfer, distribute, import and export Covered Products in the Territory.

2.2 Sublicensing Right. Each of BZNE and WU (such party, the "Sublicensor" and such other party, the "Non-Sublicensing Party") will have the right to sublicense any of the rights granted under Sections 2.1, provided that the Sublicensor enters into a sublicense agreement with the sublicense in writing (copies of which shall be provided to the Non-Sublicensing Party) and the sublicense agreement conforms in all respects to the applicable terms and conditions of this Agreement, including all restrictions and limitations provided herein. In respect to sublicenses granted by the Sublicensor under this Section 2.2, the Sublicensor shall pay to the Non-Sublicensing Party, or cause each sublicensee to pay the Non-Sublicensing Party, royalties on Net Sales made by such sublicensee as if said Net Sales had been made by the Sublicensor.

2.3 Reservation of Rights. BZNE reserves all rights in the BZNE Patents not expressly granted under Sections 2.1.

Article 3 – Royalties

3.1 Royalty. Each of BZNE and WU shall pay to the other Party royalties on their quarterly Net Sales of Covered Products that rely on any Valid Claims. For Covered Products sold by either Party or their respective Affiliates, the royalty rate shall be five (5%) percent of Net Sales. Only a single royalty shall be payable regardless of the number of Valid Claims for which such Parties' Covered Products on which a Royalty is payable relies.

3.2 Calculation of Royalty. Such payments will be made within ninety (90) days following the close of each calendar quarter based on Net Sales of Covered Product for such quarter. Payments will be made in U.S. dollars (the exchange rate to be that listed in the Wall Street Journal on the day payment is rendered).Each royalty payment shall be accompanied by a complete report showing the amount of Net Sales of Covered Products sold in the Territory during the respective calendar quarter. Each report shall specify the amount of Covered Products sold during the quarterly period together with the calculation of all royalties which shall have accrued during said quarterly period in sufficient detail to permit calculation of all amounts due, together with all reports and other information related to Covered Products provided by sublicensees.

3.3 Additional Payment. In the event either BZNE or Wu receives fees or other payments (including all milestone, upfront payments, or advances but excluding royalties on Net Sales or funding or reimbursement costs of research and development activities) in consideration for any rights granted under a sublicense of the BZNE Patents, then BZNE or Wu, as the case may be, shall pay to the other fifty (50%) percent of all such fees and/or payments received.

3.4 Record Keeping and Right to Audit. Each Party agrees to keep and maintain complete, true and accurate books and records for a period of five (5) years showing the

manufacture, sale, use, and other disposition of Covered Products sold or otherwise disposed of under the license herein granted. Such books and records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder to be determined. Each Party further agrees to permit its books and records to be audited by the other Party (such auditing Party, the "Auditing Party" and such audited Party, the "Audited Party") or its designated independent certified accountants, upon ten (10) days' notice, to the extent necessary to verify reports regarding the manufacture, sale, use, and other disposition of the Covered Products. Any such audit shall be conducted during regular business hours at the Audited Party's premises and shall not unreasonably interfere with its business activities. Such audit is to be made by the Auditing Party or its designee, at the expense of the Auditing Party except in the event that the results of the audit reveal an underreporting of royalties due the Auditing Party of five percent (5%) or more, then the reasonable audit costs shall be paid by the Audited Party.

3.5 Royalties Due after Expiration/Termination. Upon expiration or termination of this Agreement, -parties may sell-off Covered Products on hand but shall be obligated to pay royalties hereunder for so long as either party, by its activities would, but for the license granted herein, infringe a Valid Claim of any unexpired BZNE Patents of BZNE covering such activity. Either party shall be obligated to pay royalties on all Covered Products that are either sold or produced under the license during the term of this Agreement or during any post-expiration or post-termination sell-off. Parties also agree to continue to make reports in accordance with Section 3.2 herein to each other after the expiration or termination of this Agreement in connection with the sale of Covered Products after expiration or termination of this Agreement, until such time as all such Covered Products produced under the license have been sold or destroyed. Concurrent with the submittal of each such report, parties shall pay other party all applicable royalties.

Article 4 –Marketing Authorizations; Trademarks; Technical Support and Manufacturing

4.1 Trademarks. WU at its sole expense shall be responsible for the selection, registration and maintenance of the brand names to be used by it with respect to the Covered Products in the Territory (the "WU Covered Product Trademarks"). All WU Covered Product Trademarks will be owned and controlled by WU.

4.2 Governmental Approvals, and Marketing of Covered Products. WU shall be responsible for research and development necessary for obtaining and maintaining all necessary marketing authorizations in each country in the Territory in which it determines to commercialize Covered Products. Such marketing authorizations will be held in the name of the WU and all expenses associated with the filing of such marketing authorizations in the Territory will be the sole responsibility of WU.

4.3 Disclosure. Each party shall disclose to the other all information regarding any improvements developed, discovered, or created during the term of this Agreement.

4.4 Improvements. (a) Improvements developed, discovered, or created by BZNE or its employees shall be and remain the sole property of BZNE. All such improvements shall be licensed to WU in the same manner as the BZNE Patents hereunder and any royalties or additional payments attributable to such improvements shall be subject to the payment provisions set forth in Section 3 above.

(b) Improvements developed, discovered, or created by WU or his employees shall be and remain the sole property of WU. All such improvements shall be licensed to BZNE and any royalties or additional payments attributable to such improvements shall be subject to the payment provisions set forth in Section 3 above.

Article 5 Disclaimers

5.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, THE PATENTS LICENSED HEREUNDER ARE PROVIDED "AS IS" AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE PATENTS LICENSED HEREUNDER, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

5.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF COVERED PRODUCT REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 6 – Extension and Enforcement of Patent Rights

6.1 Notice of Infringement. In the event that one party suspects or becomes aware of infringement of any BZNE Patent such party shall advise the other party of the same promptly after receipt of knowledge of such infringement.

6.2 Protection of Patents. During the term of this Agreement, each Party shall have the right to file lawsuits and/or take enforcement actions to cease any infringement of the BZNE Patents, provided that such actions shall be at such Party's sole cost and expense. If either Party elects to institute an action to seek to terminate such infringement, any damages award (including enhanced damages) recovered by such Party shall be retained by such Party.

6.3 Cooperation. Each party shall fully cooperate with the other in connection with any action for infringement of the BZNE Patents. Notwithstanding the foregoing, in the

event a Party brings an action for infringement against a third party, the other Party to this Agreement may, at its own expense, choose to participate in bringing and maintaining such action. In the event the Parties bring a joint action against a third party for infringement, the Parties shall split both (i) the costs of bringing and maintaining such action and (ii) any award or judgment received in connection with such action.

6.4 Mutual Rights. During the Term of this Agreement, BZNE and WU each shall have the right to institute an action for infringement of the BZNE Patents against such third party in accordance with the following:

(a) If BZNE and WU agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. WU and BZNE shall agree to the manner in which they shall exercise control over such action, and WU may select the counsel with the approval of BZNE, which shall not be unreasonably withheld. BZNE may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by BZNE;

(b) Should either BZNE or WU commence a suit under the provisions of this Section 6 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between BZNE and WU.

Article 7 Term and Termination

7.1 Term. Unless terminated earlier in accordance with this Agreement, the term of this Agreement and the term of the licenses granted hereunder shall begin on the effective date of this Agreement and continue until the expiration of the last-to-expire patent within the BZNE Patents.

7.2 Termination Upon Default. BZNE shall have the right to terminate the licenses of the BZNE Patents granted by BZNE to Wu under this Agreement (and any sublicense) for cause upon written notice to Wu if such party materially breaches provisions of this Agreement for any failure to make payments due under the licenses or any sublicenses or assignment, and does not cure such breach within thirty (30) days following written notice thereof from BZNE. Wu shall have the right to terminate the licenses granted by BZNE to Wu of the BZNE Patents under this Agreement which shall not affect the obligation of WU or any sublicensee or assignee to continue to pay royalties or limit in any manner the ability of BZNE to enforce the BZNE Patents.

7.3 Insolvency. Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the

involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof

7.4 Effect Upon Termination. On the effective date of termination of the license provided to WU, WU will cease all further use, manufacture, sale, or importation of the Covered Products, except as provided in this Section and Section 3.5 herein. WU may complete and sell any inventory of the Covered Products that exist as of the termination date for a period of six (6) months after the termination date.

7.5 Survival. Articles 3, 5, 6, 7, 8, and 10 will survive any termination or expiration of this Agreement.

Article 8 - Indemnification

8.1 Indemnification. Each Party (the "Indemnifying Party") will defend, indemnify and hold the other Party, its Affiliates, directors, officers, employees, and agents (the "Indemnified Party") harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys' fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any activities of the Indemnifying Party or its sublicensees pursuant to the rights granted hereunder, including the manufacture, use, marketing, or sale of any Covered Product, except in such case and to the extent such claims or liabilities are attributable directly or indirectly to the acts or omissions of the Indemnified Party.

Article 9 - Assignment; Successors

9.1 Assignment. Neither Party may assign or transfer any rights under this Agreement or delegate any of its obligations or duties under this Agreement without the other Party's prior written consent. Notwithstanding the foregoing, this Agreement may be assigned by either Party to an Affiliate or to a third party in connection with the transfer of all, or substantially all, of such Party's business to which this Agreement relates, including without limitation by way of merger, asset sale or a change in control. Any attempted assignment or transfer of this Agreement or in violation of the foregoing will be null and void.

9.2 Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors in interest and permitted assigns of BZNE and WU.

Article 10 - Confidentiality

10.1 Confidential Information. As used herein, "**Confidential Information**" means any confidential or proprietary information disclosed by either Party ("**Disclosing Party**") to the other Party ("**Receiving Party**") pursuant to this Agreement, regardless whether such information is marked "Confidential". Confidential Information will include, but not be limited to, trade secrets, know-how, inventions, unpublished patent applications, techniques, processes, product plans, composition of matter, and financial information.

10.2 Confidentiality. The Receiving Party shall keep in confidence and trust all of the Disclosing Party's Confidential Information received by the Receiving Party. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and advisors who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the Receiving Party which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

10.3 Exclusions. Notwithstanding anything to the contrary herein, the restrictions set forth in this Section shall not apply to information that the Receiving Party can document: (i) was independently developed by the Receiving Party without any use of or reference to the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a third party who had a right to disclose it without confidentiality obligations; (iii) was in the public domain at the time it was disclosed or becomes in the public domain without breach by the Receiving Party of this Section; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure. A disclosure of the other Party's Confidential Information that is required in response to the valid and binding order of a court or other governmental body shall not be deemed a breach of this Section; provided that the Receiving Party shall (x) immediately notify the Disclosing Party in writing in order that the Disclosing Party may obtain a protective order requiring the Disclosing Party's Confidential Information be used only for which the order was issued; and (y) use reasonable efforts to have such information be treated as confidential and under seal, unless such disclosure is necessary to establish the rights or enforce obligations under this Agreement.

10.4 Return of Confidential Information. The Confidential Information of each Party will remain the sole property of that Party. The disclosure of any Confidential Information by a Party will not constitute a grant of any right or license in or to such Confidential Information or obligate the Disclosing Party to grant any such rights or licenses to the Receiving Party. Except as provided in this Agreement, all documents or materials that contain or reflect Confidential Information will be returned to the Disclosing Party upon request or termination of this Agreement; provided, however, that one (1) archival copy of such documents or materials may be retained by the Receiving Party solely to determine its obligations under this Agreement.

10.5 Terms of this Agreement. Neither Party will disclose any terms of this Agreement to any third party without the prior written consent of the other Party, except (i) as required by law; (ii) to its attorneys, accountants, and other professional advisors under a duty of

confidentiality; (iii) to a third party under a duty of confidentiality in connection with any proposed financing or a proposed merger or a proposed sale of all or part of such Party's business relating to this Agreement.

Article 11 General Provisions

11.1 Independent Contractors. BZNE and WU shall have no other relationship other than as independent contracting parties. Neither Party shall have any power to bind or obligate the other Party in any manner.

11.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements, representations related to such subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties. Notwithstanding anything herein to the contrary, this Agreement shall not affect the Separation and Release Agreement dated on or about July 31, 2012 (the "Separation Agreement") except to the extent that specific provisions of this Agreement supersede specific provisions thereof, in which case the terms and provisions herein shall control. This agreement does not include the "sugar lipid technology" or any patents or patent applications presently owned by Wu directed toward the sugar lipid technology. Specifically, US patent applications 13/532023, 13/364967, and 13/354726, as well as any related patents and patent applications, including international and PCT applications (but not including any patents or applications listed on Exhibit A which are governed by this Agreement), are excluded from this agreement and remain the subject of said Separation Agreement.

11.3 Disputes. (a) The Parties agree to negotiate in good faith for a period of thirty (30) days from the date of any notice of a pending dispute prior to the commencement of any formal legal action being taken.

(b) This Agreement has been executed in the State of New York and shall be governed by the laws thereof, without regard for principles of conflicts of laws and New York County, New York shall be the sole and exclusive forum for the resolution of all disputes arising under or relating to this Agreement and all performance under this Agreement. It is understood and agreed between the parties that no non-U.S. nor any international convention or agreement relating to terms for the sale of goods shall apply to this Agreement, including, without limitation, the UN Convention of Contracts for the International Sale of Goods (CISG).

(c) Each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the court in which it is brought in accordance with the foregoing, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(d) Each of WU and BZNE further agrees that service of any process, summons, notice or document by U.S. registered mail or via a nationally recognized overnight courier to that party's address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above.

11.3 Captions. The headings for each article and section in this Agreement are for convenience and reference only and are not intended to limit or expand the meaning of the language contained in the particular article or section.

11.4 Severability. If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.5 Notices. Any notices in writing shall be deemed duly given and made if sent by courier or by certified or registered mail, postage prepaid, to the addressees below or by facsimile to the facsimile number set forth below. Either Party may change its address or its designated management representative by written notice to the other Party. The date of giving such notices and payments shall be the date of mailing.

To BZNE:
550 Sylvan Avenue
Suite 101
Englewood Cliffs, NJ 07632
Attn: Chief Executive Officer

To WU:
103 Sassafras Court
North Brunswick, NJ 08902

11.6 Remedies. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys' fees, court costs, and other collection expenses, in addition to any other relief it may receive. Add injunctive relief provision.

11.7 Counterparts and Facsimile. This Agreement may be executed in counterparts and when each party has signed and delivered one such counterpart, each counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one integrated contract, which shall be binding upon and effective as to all parties. Facsimile signatures and PDF copies of the parties shall have the same effect as original signatures._IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

[Signature page to follow]

[Signature page to License Agreement]

BIOZONE PHARMACEUTICALS, INC. **LICENSOR)**	**NIAN WU** **(LICENSEE)**
By: ________________ Elliot Maza Chief Executive Officer	________________
Date: 9/21/2012	Date: 9/21/2012

EXHIBIT A

LIST OF BZNE PATENTS

Publication No/Ap No	Title	Inventor(s)
20090176795 12/006,820	Enhanced delivery of antifungal agents	Keller/Wu
20100076209 12/456,046	PEG-lipid conjugates for liposomes and drug delivery	Keller/Wu
20100143455 12/584,486	Triazole antifungal agents	Keller/Wu
20100210518 12/657,611	PEG-lipid conjugates for increasing the solubility of drug compounds	Keller/Wu
20100240883 12/611,465	Lipid-drug conjugates for drug delivery	Keller/Wu
20100330033 12/799,006	Protein-carrier conjugates	Keller/Wu
20110033527 12/802,200	Opthalmic compositions of cyclosporin	Keller/Wu
20110040113 12/802,197 PCT 2010/001590	Pure PEG-lipid conjugates	Keller/Wu
WO2010141068	Opthalmic compositions of cyclosporin	Keller/Wu
WO2010107487	Lipid-drug conjugates for drug delivery	Keller/Wu
WO2010120365	Protein-carrier conjugates	Keller/Wu
WO2010085347 10733728.9	PEG-lipid conjugates for increasing the solubility of drug compounds	Keller/Wu
WO2010027496 09811850.8	Triazole antifungal agents	Keller/Wu
WO2009088959 09701160.5	Enhanced delivery of antifungal agents	Keller/Wu
WO2010141069 10783699.1	Pure PEG-lipid conjugates	Keller/Wu